Exhibit 11.02

POLICY AND PROCEDURES FOR TRADING IN SECURITIES

Zenvia Inc. and its entities directly or indirectly controlled (collectively, the “Company”) are committed to fair trading and the SEC and The Nasdaq Stock Market rules and regulations.

To avoid any situation where an Access Insider (as defined below) is in an asymmetrical trading position v/s a v/s an investor of the Company, the Company has adopted this policy and procedures applicable to Access Insiders.

The procedures in this policy should be interpreted in the context of all applicable laws and the Company’s other policies and procedures (each as they may be amended, restated and in effect at the relevant time). It is expected that these procedures will be reviewed by the Company from time to time to ensure that they comply with all applicable laws, and regulations, and as the Company deems appropriate.

A. Context of this Policy

These policies and procedures (this “Policy”) govern trading activity in securities of Zenvia Inc. (the “Company”) by directors, executive officers and certain other employees as identified in Annex I hereto (collectively hereinafter referred to as the “Access Insiders”). This Policy also applies to the immediate family members of an Access Insider (spouse or first degree family members, which, for the purposes of this policy, shall include mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than tenants and domestic employees) who shares such person's home).

This policy is meant to supplement, and not replace, the Code of Conduct and sets forth additional requirements for Access Insiders.

If you have any question about whether you are subject to this Policy or about its content, please contact the Investor Relations Department.

This Policy relates and applies to all transactions involving any securities of the Company by Access Insiders or tipping of any such transaction by Access Insiders, whether or not the transaction is a purchase or sale in the usual sense, and whether or not the security is common shares, preferred shares or another security, such as an option, except as set forth in the paragraph immediately below.

The prohibition on trading Zenvia Inc’s securities set forth in this Policy shall not apply to: (i) the transfer of securities to an entity that does not involve a change in the beneficial ownership of the securities, (ii) the exercise of stock options or similar incentive plan for cash as provided in a Company benefit plan formally approved by the Board of Directors (being ascertained, however, that the sale of any such stock acquired upon such exercise, including as part of a cashless exercise of an option, is subject to this Policy), and (iii) the execution of transactions specified under a trading plan that complies with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and which has been approved in advance by the Investor Relations Officer.

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For the purposes of this Policy, (i) an information shall be deemed “material” as per the criteria provided for in the Disclosure of Information Policy, and (ii) an information shall be deemed “inside information” if it has not been publicly disclosed as provided for in the Disclosure of Information Policy.

B.              Trading Windows

We have established four “windows” of time for each fiscal year during Access Insiders may engage in transactions involving securities of the Company.

●      A window period begins with the second trading day on The Nasdaq Stock Exchange after the day on which the Company makes a public news release of its quarterly earnings for the prior fiscal quarter.

●      That same trading window closes by the end of one week prior to the end of the current fiscal quarter. After the close of the window period, Access Insiders may not purchase, sell, gift or otherwise acquire, transfer or dispose of any of the Company’s securities.

The prohibitions against trading while aware of, or tipping, material, non-public information and short-term trading apply even during a trading window. Thus, no Access Insider shall be authorized to trade with Zenvia Inc’ securities in the possession of material inside information not yet disclosed as per the Disclosure of Information Policy, even during trading windows. For example, if you are aware that a material acquisition or divestiture is pending or that a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. The Company also may close regular window periods if any such event occurs, and you will receive a notification from the Investor Relations Department when this occurs. Closing of a regular window period should be considered to be confidential information, and may not be shared with anyone, other than one’s legal and financial advisers or to the extent necessary to notify others of their obligations under this policy.

C. Required Notices and/or Approvals

All Access Insiders are required to notify the Investor Relations Officer or his or her designee each proposed transaction in accordance with the approval process described below before the transaction is consummated.

The exceptions to this requirement are: (i) any transaction pursuant to a pre-existing and approved written plan or arrangement complying with Rule 10b5-1 promulgated under the Exchange Act and approved in advance by the Investor Relations Officer, (ii) transfer of securities to an entity that does not involve a change in the beneficial ownership of the securities and (iii) the exercise of stock options for cash under the Company’s benefit plans (without prejudice to prior notice rule(s) provided for in any such benefit plan).

Requests for approval may only be submitted, and approval for trades and gifts of securities of the Company will generally be granted, only during a window period, and an approved transaction may only be performed within two (2) business days of any such grant or approval during the window period in which the approval was granted.

This Policy shall apply during the period when a person is an Access Insider and for the first six (6) months after the person is no longer an Access Insider (the “Quarantine Period”). The Quarantine Period of an Access Insider in possession of any material inside information pertaining to the Company shall be extended until such material inside information is disclosed to the market in accordance with the Disclosure of Information Policy.

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●	It is therefore the responsibility of each Access Insider, or former Access Insider under a Quarantine Period, to submit notification to the Investor Relations Officer or his or her designee, at least one week in advance of any proposed transaction.
●	Such notice, which shall be accomplished by submission of the information contained in the written Transaction Questionnaire attached hereto as Exhibit A via e-mail (ir@zenvia.com) to Investor Relations Department, shall describe fully the details of the proposed transaction, including the nature of the transaction, the number of shares or securities and the parties involved. Transactions proposed by Related Persons who are members of the Investor Relations Department must be approved by the Legal Department, together with a representative of the Investor Relations team (other than the person who intends to carry out the transaction with Zenvia Inc).
●	Before the transaction is actually consummated, there shall be confirmation from the Investor Relations Officer or his or her designee that the transaction is not restricted under the terms of this policy.
●	The Investor Relations Officer or his or her designee may revoke any approval previously granted if she or he subsequently determines that an Access Insider is in possession of inside information about the Company or such transaction would result in a violation of law.
●	If the transaction is not approved or approval for such transaction has been revoked, then the proposed transaction may not be conducted.
●	An Access Insider shall promptly (and, in any event, by the close of the business day after the day during which the transaction occurred) notify the Investor Relations Officer of any trading of the Company’s securities.

D.                 Annual Certifications

All Access Insiders must certify on the form attached hereto as Exhibit B initially and annually thereafter that they have read and understand this Policy and that they recognize that they are subject to the provisions of this Policy.

E.                 Penalties

●	Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Access Insider or tippee, pay significant civil and/or criminal penalties, be subject to enforcement injunctions and serve a jail term.
●	Company Discipline. Violation of this policy or federal or state insider trading or tipping laws by any Access Insider may subject such person to disciplinary action by the Company, which may include termination of employment.
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Adopted by the Board of Directors.

First Version: May 8, 2021.
Revised in: Aug 15, 2022.

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Annex I

ACCESS INSIDERS

 •Company’s senior management (directors, officers and senior managers (N-2)); and

•         All employees of Company’s areas reporting to the Chief Financial Officer (or equivalent).

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Exhibit A

REQUEST FOR APPROVAL TO TRADE THE COMPANY’S SECURITIES

Type(s) of Security(ies)

Number of Securities

Proposed Date of Transaction

Type of Transaction
Li Purchase

Li Sale
Li Gift

Li Stock option or similar incentive exercise – Exercise Price $ ______ per ______ Exercise Price paid as follows:

Li              Broker’s cashless exchange

Li              pledge

Li              other___________________

Withholding tax paid as follows:

Li              Broker’s cashless exchange

Li              cash

Li              other

Broker Contact Information

Company Name
Contact Name               ________________________________________
Telephone

Fax                                 _______________________________________

Account Number           ________________________________________

Social Security or other Tax Identification Number

Status (check all applicable boxes)
Li Executive Officer

Li Board Member

Li Employee reporting to the CFO

I hereby certify that the statements made on this form are true and correct. I am not currently in possession of any material non-public information relating to Zenvia Inc. and its subsidiaries (the “Company”).

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I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the applicable securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature______________________________________________	Date
Print Name_____________________________________________
Telephone Number Where You May Be Reached_____________

❑	Request Approved (transaction must be completed during the “window period” (as described in Section 2 of the Company’s Policies and Procedures for Trading in Securities of Zenvia Inc. by Directors, Executive Officers and Certain Employees) in which this approval was granted and in any event within two (2) business days after approval).
❑	Request Denied
❑	Request Approved with the following modification

Signature______________________________________________	Date
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Exhibit B

INITIAL AND ANNUAL CERTIFICATION

Date:

To: Investor Relations Officer (IRO)

I have received a copy of the Policies and Procedures for Trading in Securities of Zenvia Inc. by Access Insiders (the “Policy”). I have read and understand the Policy, and I will comply with it at all times.

By:
Name: Title/Position:

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